Exhibit 99.1

B&G Foods Announces CFO Resigns to Pursue Other Opportunities

— Names Twenty-one Year Company Veteran Interim CFO —

PARSIPPANY, N.J., March 15, 2017 — B&G Foods, Inc. (NYSE: BGS) announced today that Thomas P. Crimmins, the Company’s Chief Financial Officer, has resigned effective March 24, 2017 to pursue other opportunities.  Mr. Crimmins’ decision was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s accounting practices or financial statements.

The Company has initiated a search for a new Chief Financial Officer and until one is appointed, Amy Chiovari, currently the Company’s Corporate Controller, will serve as Interim Chief Financial Officer, effective upon Mr. Crimmins’ departure.

“On behalf of our entire team, I want to thank Tom for his contributions to B&G Foods’ success over the past two years and wish him continued success in his future endeavors,” said Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.  “I am also pleased to report Amy Chiovari will serve as Interim Chief Financial Officer.  Amy has been an invaluable member of the B&G Foods family since joining the Company in 1996.  Amy played a key role in our 2004 initial public offering and in numerous acquisitions and capital markets transactions over the past two decades.  Amy has served in various capacities within our accounting and finance department and over the years has been responsible for many functions, including, corporate accounting, corporate finance, financial reporting, treasury, tax and internal control over financial reporting.  Amy’s in-depth knowledge of our operations makes her well-suited for this leadership role and we are fortunate to have someone of Amy’s caliber serve as Interim CFO.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Durkee, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Spice Islands, Spring Tree, Sugar Twin, Tone’s, Trappey’s, TrueNorth, Underwood, Vermont Maid, Victoria, Weber and Wright’s.  B&G Foods also sells and distributes Static Guard, a household product brand.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214